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                                                                    Exhibit 99.3


[LOGO]                                                       POLYMER GROUP, INC.
                                                                   P.O. BOX 5069
                                                        N. CHARLESTON, SC  29405
                                                       CONTACT:  ROBERT JOHNSTON
                                                                    843-566-7293


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                       PGI INVESTOR RELATIONS NEWS RELEASE
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            POLYMER GROUP, INC. RECEIVES FINAL COURT APPROVAL FOR ITS
                           $125 MILLION DIP FACILITY


FOR IMMEDIATE RELEASE

FRIDAY, MAY 31, 2002

[NORTH CHARLESTON, SOUTH CAROLINA] -- Polymer Group, Inc. (OTCBB: PMGPQ) announced today that it received final approval from the U.S. Bankruptcy Court in Columbia, South Carolina to access its $125 million debtor-in-possession
(DIP) facility.

On May 11, 2002, Polymer Group, Inc. and 20 domestic subsidiaries filed voluntary petitions for a "pre-negotiated" reorganization under Chapter 11 of the U.S. Bankruptcy Code. In conjunction with the Chapter 11 filing, the Company received commitments for up to $125 million in debtor-in-possession (DIP) financing from a group of lenders led by JPMorgan Chase that will be used to fund post-petition operating expenses and to meet supplier and employee obligations. The Company had already received prior approvals from the court, which included among others, approvals to continue to pay employee wages and benefits, pay suppliers for post-petition delivery of goods and services and to continue ordinary customer programs and practices.

As part of the "pre-negotiated" reorganization, the Company has a commitment for up to $75 million from CSFB Global Opportunities Partners, L.P., a New York-based investment fund, and holder of more than two-thirds in principal amount of the Company's outstanding Senior Subordinated Notes.


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Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs approximately 4,000 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec(R) fabrics, produced using the Company's proprietary advanced APEX(R) laser and fabric forming technologies. The Company believes that Miratec(R) has the potential to replace traditionally woven and knit textiles in a wide range of applications. APEX(R) and Miratec(R) are registered trademarks of Polymer Group, Inc.

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) the filing of the voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code by the Company and its domestic subsidiaries; (ii) increased competition in markets in which the Company competes, (iii) increased costs, (iv) changes in conditions of the general economy, and (v) the Company's substantial leverage position. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the Company's 2001 Annual Report on Form 10-K.

For further information, please contact:

         Robert Johnston or
         Dennis Norman
         Polymer Group, Inc.
         P.O. Box 5069
         North Charleston, SC 29405
         Telephone  No.:   (843) 566-7293
         Web:              www.polymergroupinc.com
         E-mail:           johnstonr@pginw.com